UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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101 Enterprise, Suite 300
Aliso Viejo, California 92656

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Thursday, February 1, 2007

We will hold our annual meeting of shareholders at the Hilton Irvine / Orange County Airport, located at 18800 MacArthur Boulevard, Irvine, California on Thursday, February 1, 2007, at 9:00 a.m. local time for the following purposes:

1.  To elect three Class III directors to serve three-year terms.

2.  To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007.

3.  To transact any other business that may properly come before the meeting or any adjournment of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of our Class A common stock at the close of business on Monday, December 18, 2006, will be entitled to notice of and to vote at the meeting or any adjournment thereof. We cordially invite each of our shareholders to attend and vote at the meeting in person.

By Order of the Board of Directors,

Eric K. Brandt
President and Chief Executive Officer

Aliso Viejo, California
December 29, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. A MAJORITY OF THE SHARES MUST BE REPRESENTED AT THE MEETING, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM. IF YOU PLAN TO ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU SEND IN YOUR PROXY.

101 Enterprise, Suite 300
Aliso Viejo, California 92656

PROXY STATEMENT FOR
2007 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On FEBRUARY 1, 2007

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Avanir Pharmaceuticals (the “Company”) for use at the Company’s 2007 annual meeting of shareholders, to be held at the Hilton Irvine / Orange County Airport, located at 18800 MacArthur Boulevard, Irvine, California, on Thursday, February 1, 2007, at 9:00 a.m. local time. This proxy statement and the accompanying form of proxy will be mailed to our shareholders on or about December 29, 2006.

In order for a proxy to be effective, it must be properly executed and received prior to the annual meeting. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the proposals and nominees described in this proxy statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of this proxy statement, notice of annual meeting and accompanying materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile, or personal solicitation; however, we will not pay additional compensation for any of these services. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our shareholders. If we retain a proxy solicitor, we expect that the costs of these services, exclusive of out-of-pocket costs, will not exceed $20,000.

Shares Outstanding and Voting Rights

Only holders of record of our Class A common stock at the close of business on December 18, 2006 (the “record date”), are entitled to notice of and to vote at the annual meeting. On the record date, 37,034,190 shares of Class A common stock were issued and outstanding. Each share of Class A common stock is entitled to one vote on all matters to be voted upon at the annual meeting. Holders of Class A common stock do not have the right to cumulative voting in the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the record date will constitute a quorum for the transaction of business at the annual meeting and any adjournment thereof.

Persons who hold shares of Avanir directly on the record date (“record holders”) must return the enclosed proxy card or attend the annual meeting in person in order to vote on the proposals. Persons who hold shares of Avanir indirectly on the record date through a brokerage firm, bank or other financial institution (“beneficial holders”) must return the enclosed voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial holders may vote these shares on behalf of the beneficial holders or may return a proxy leaving these shares un-voted (a “broker non-vote”).

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal.

Because directors are elected by plurality, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome. Proposal No. 2 must be approved by a majority of the shares cast on that proposal, provided that the total votes cast in favor represents at least a majority of the quorum required for the meeting. As a result, abstentions and broker non-votes on this proposal will generally have no effect, unless an insufficient number of shares are voted to satisfy the majority-of-a-quorum requirement. We encourage you to vote by returning your proxy or voting instruction form. This ensures that your shares will be voted at the meeting and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the annual meeting.

Any record holder may attend the annual meeting in person and may revoke the enclosed proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy;

•	delivering a written revocation to the corporate secretary before the meeting; or

•	voting in person at the annual meeting.

Beneficial holders who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution for information on how to do so. Beneficial holders who wish to attend the annual meeting and vote in person should contact their brokerage firm, bank or other financial institution holding shares of Avanir on their behalf in order to obtain a “legal proxy,” which will allow them to vote in person at the meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board of Directors has fixed the current number of directors at nine. The bylaws of the Company provide that the Board of Directors is to be divided into three classes as nearly equal in number as reasonably possible, with directors in each class serving three-year terms. Currently, the Class III directors (whose terms expire at the annual meeting) are David J. Mazzo, Ph.D., Craig A. Wheeler and Scott M. Whitcup, M.D. The Class I directors (whose terms expire at the 2008 annual meeting of shareholders) are Stephen G. Austin, CPA, Dennis G. Podlesak and Paul G. Thomas. The Class II directors (whose terms expire at the 2009 annual meeting of shareholders) are Eric K. Brandt, Charles A. Mathews and Jonathan T. Silverstein.

Three Class III directors will be elected at the 2007 annual meeting. The Company’s Class III nominees are listed below. Class III directors elected at the annual meeting will hold office until the 2010 annual meeting of shareholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the bylaws of the Company.

All nominees have indicated their willingness to serve if elected. Should any nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board. Alternatively, the Board may, in its discretion, reduce the size of the Board rather than nominate a substitute.

Nomination of Directors

The Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, the Corporate Governance Committee considers each potential nominee’s scientific and business experience, skills and characteristics, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business and prospects, and willingness to devote adequate time to Board duties. These criteria are set forth in our Corporate Governance Guidelines, a copy of which is available on our website at www.avanir.com.

After reviewing the qualifications of potential Board candidates, the Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. The Corporate Governance

Committee recommended all of the nominees identified below. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the annual meeting.

The Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Corporate Governance Committee for consideration for election at a future annual meeting of shareholders must provide the Corporate Governance Committee with certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Class III Nominees

The following persons have been nominated by the Company to be elected as Class III directors at the 2007 annual meeting. The table below sets forth the name, age, principal occupation and other directorships held by these persons.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

David J. Mazzo, Ph.D., age 50 President and Chief Executive Officer, Chugai Pharma, USA	2005	2007
Dr. Mazzo has been the President and Chief Executive Officer of Chugai Pharma USA, the U.S. subsidiary of Chugai Pharmaceutical Ltd. of Japan, where he has provided strategic scientific and managerial direction for the company since April 2003. Prior to joining Chugai, Dr. Mazzo served in management positions in several international pharmaceutical companies, most recently as Senior Vice President, Global Development Operations at the Schering-Plough Research Institute, and as Senior Vice President and Global Head Pharmaceutical Development at Hoechst Marion Roussel. He serves as a director for pSivida, Inc. Dr. Mazzo was awarded his B.S. degree in chemistry and B.A. degree in Honors (Interdisciplinary Humanities) from Villanova University and his doctorate degree in analytical chemistry from the University of Massachusetts, Amherst.

Craig A. Wheeler, age 46 Director and Chief Executive Officer, Momenta Pharmaceuticals, Inc.	2005	2007
Mr. Wheeler joined Momenta Pharmaceuticals, Inc. as Director and Chief Executive Officer in August 2006. Prior to joining Momenta, Mr. Wheeler was President of Chiron BioPharmaceuticals, a division of Chiron Corporation, until it was acquired by Novartis AG in 2006. In this position he was responsible for all aspects of the division including commercial, research, development and manufacturing. He currently serves on the IBM Life Science Strategic Advisory Council and the Whitehead Institute for Biomedical Research’s Board of Associates. Mr. Wheeler holds B.S. and M.S. degrees in chemical engineering from Cornell University and an M.B.A. degree from the Wharton School of the University of Pennsylvania, where he majored in marketing and finance.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Scott M. Whitcup, M.D., age 47 Executive Vice President, Research & Development, Allergan, Inc.	2005	2007
Dr. Whitcup has been Executive Vice President and Head of Research and Development of Allergan, Inc. since July 2004. In this role, Dr. Whitcup is responsible for Allergan’s discovery efforts as well as the ophthalmology, Botox®/neurology, skin care, and new technology development programs worldwide. Dr. Whitcup joined Allergan in January 2000 as Vice President, Development, Ophthalmology. In January 2004, Dr. Whitcup became Allergan’s Senior Vice President, Development, Ophthalmology. Dr. Whitcup was instrumental in obtaining approval of both Lumigan® and Restasis®, two of Allergan’s leading ophthalmology products. From 1993 until 2000, Dr. Whitcup served as the Clinical Director of the National Eye Institute, or the NEI. At the NEI, Dr. Whitcup’s leadership was vital in building the clinical research program and promoting new ophthalmic therapeutic discoveries. Dr. Whitcup is a faculty member at the Jules Stein Eye Institute/ David Geffen School of Medicine at UCLA. Dr. Whitcup graduated from Cornell University Medical College and completed residency training both in internal medicine at UCLA Medical Center and in ophthalmology at the Massachusetts Eye and Ear Infirmary-Harvard Medical School. He then received fellowship training in uveitis and ocular immunology at the National Eye Institute at the National Institutes of Health.

Class I Directors continuing in office until 2008

The following table sets forth the name, age and principal occupation and other directorships of the Class I members of the Board of Directors.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Stephen G. Austin, CPA, age 54 Managing Partner, Swenson Advisors, LLP	2003	2008
Mr. Austin has been a Partner in Swenson Advisors, LLP, a regional accounting firm (registered with the PCAOB), since May 1998 and Managing Partners since October 2006. Prior to joining Swenson Advisors, Mr. Austin accumulated over 22 years of experience as an audit partner with Price Waterhouse LLP and with McGladrey & Pullen, LLP, serving both public and private companies. While at Price Waterhouse, Mr. Austin worked in their national office in New York, where he addressed complex accounting and reporting issues for publicly traded companies and worked with various members of the FASB and EITF staffs. Mr. Austin is licensed as a CPA in California and Georgia. He serves as a board member or advisory board member for various not-for-profit foundations, associations and public service organizations in the United States and serves on the Global Board of Directors of Integra International, an international federation of accounting firms. In 2004, Mr. Austin published a book on business ethics entitled, “Rise of the New Ethics Class” as well as published articles on The Sarbanes — Oxley Act of 2002 in Asia entitled, “China Briefing” in 2005 and 2006.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Dennis G. Podlesak, age 48 Chief Executive Officer, Cerexa, Inc.	2005	2008
Dennis G. Podlesak has been the Chief Executive Officer and a member of the Board of Directors of Cerexa, Inc., an innovation-driven biopharmaceutical company focused on treating infections deceases, since June 2005. Prior to the formation of Cerexa, Mr. Podlesak served as the President and Chief Executive Officer and a member of the Board of Directors of Peninsula Pharmaceuticals, Inc. from September 2004 to June 2005, when Peninsula was sold to Johnson & Johnson. Prior to joining Peninsula, Mr. Podlesak served as a Senior Vice President and Head of a North American Business Unit, and was a member of the Pharmaceutical Executive Committee and Global Leadership Team of Novartis AG, a global pharmaceutical company, from February 2003 to August 2004. Prior to joining Novartis, Mr. Podlesak served as a Vice President and was responsible for an eye care division of Allergan, Inc., where he also served as a member of the North American and Global Management Teams from July 1998 to October 2002. Earlier in his career, Mr. Podlesak spent ten years with SmithKline Beecham (now GlaxoSmithKline) and held eight progressively responsible positions during his tenure with the company. Mr. Podlesak has served on a number of industry boards and currently serves on the board of directors of DOV Pharmaceuticals, Inc. and Prevent Blindness, a non-profit organization that focuses on preventable blindness, with a particular emphasis on children. Mr. Podlesak received a B.A. degree in Business Administration and an M.B.A. degree from Pepperdine University.

Paul G. Thomas, age 50 President, Chief Executive Officer and Chairman, LifeCell Corp.	2005	2008
Mr. Thomas has served as Director, President and Chief Executive Officer of LifeCell Corp. since October 1998 and as Chairman of the LifeCell Board of Directors since June 1999. LifeCell develops and markets products made from human allograft tissue for use in surgical procedures. Prior to joining LifeCell, Mr. Thomas was President of the Pharmaceutical Products Division of Ohmeda Inc., a world leader in inhalation anesthetics and acute care pharmaceuticals. Mr. Thomas received his M.B.A. degree with an emphasis in marketing and finance from Columbia University Graduate School of Business and completed his postgraduate studies in chemistry at the University of Georgia Graduate School of Arts and Science. He received his B.S. degree cum laude in chemistry from St. Michael’s College in Vermont.

Class II Directors continuing in office until 2009

The following table sets forth the name, age and principal occupation and other directorships of the Class II members of the Board of Directors.

	Director	Current
Name, Age, Business Experience and Directorships	Since	Term Ends

Eric K. Brandt, age 44 President and Chief Executive Officer of Avanir Pharmaceuticals	2005	2009
Mr. Brandt has served as our President and Chief Executive Officer and as a director since September 2005. Prior to joining Avanir, Mr. Brandt was Executive Vice President, Finance and Technical Operations, Chief Financial Officer of Allergan, Inc., where he exercised broad corporate and operational responsibility. He also served at Allergan in the roles of Executive Vice President, Finance, Strategy and Corporate Development, Chief Financial Officer; President of the Global Consumer Eye Care Business and Corporate Vice President; and Chief Financial Officer. Prior to joining Allergan in 1999, Mr. Brandt spent ten years with the Boston Consulting Group, lastly in the role of Vice President/ Partner and as a senior member of the firm’s health care practice, having worked with several of the largest global pharmaceutical companies on issues such as commercial strategy, mergers and acquisitions, post-merger integration, manufacturing strategy and streamlining research and development processes. Mr. Brandt has a B.S. degree in chemical engineering from MIT and an M.B.A. degree from the Harvard Business School. Mr. Brandt serves on the Board of Vertex Pharmaceuticals, Inc., where he is Chair of the Audit Committee, and on the Board of Dentsply International, Inc.

Charles A. Mathews, age 68 Private Investor	2001	2009
Mr. Mathews served as our Chairman of the Board from March 2005 until October 2006 and has served as a Board member since September 2001. Mr. Mathews is an active private investor and recently served as the president of the San Diego Tech Coast Angels, part of an affiliation of over 200 accredited “angel” investors active in the life science and technology industries. From April 2002 until January 2004, Mr. Mathews served as the President and Chief Executive Officer of DermTech International, a privately held contract research organization focused on dermal and transdermal drugs. From 1996 to April 2002, Mr. Mathews was an independent management consultant, providing CEO-level consulting services to various public and private companies. He continues to serve as a director for several privately held companies. During his career, Mr. Mathews has held general management responsibilities for companies operating in nine countries on three continents, and has served on boards of directors of over twenty companies in seven countries. Mr. Mathews is actively involved in community service and is a member of the Chairmen’s Round Table of San Diego. He was recognized as the 2003 Director of the Year for Corporate Governance by the Corporate Directors Forum, San Diego.

Jonathan T. Silverstein, age 38 General Partner, OrbiMed Advisors LLC	2004	2009
Mr. Silverstein is a General Partner at OrbiMed Advisors LLC, the world’s largest fully dedicated healthcare fund manager. Prior to joining OrbiMed in 1998, Mr. Silverstein was the Director of Life Sciences at Sumitomo Bank, Limited, where he was in charge of strategic alliances and mergers and acquisitions in the biotechnology sector. Mr. Silverstein holds a B.A. degree in economics from Denison University and J.D. and M.B.A. degrees from the University of San Diego. Currently, he is a director of several private healthcare companies.

Vote Required

The three nominees who receive the greatest number of affirmative votes of the shares present in person or by proxy will be elected as Class III directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors, except to the extent that the failure to vote for an individual will result in another individual receiving a larger proportion of the votes cast. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007, and has further directed that we submit the selection of Deloitte & Touche LLP for ratification by our shareholders at the annual meeting. Although the Company is not required to submit the selection of independent registered public accountants for shareholder approval, if the shareholders do not ratify this selection, the Audit Committee will reconsider its selection of Deloitte & Touche LLP. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by Deloitte & Touche LLP, as well as the fees charged by Deloitte & Touche LLP for such services, and all fees incurred in fiscal 2006 were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by Deloitte & Touche LLP in the fiscal year ended September 30, 2006 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Board Committees” and “Report of the Audit Committee.”

Deloitte & Touche LLP has audited our financial statements annually since our inception. Its representatives are expected to be present at the annual meeting and they will have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal years ended September 30, 2006 and 2005. These fees are for work performed in the fiscal years indicated and, in some instances, we have estimated the fees for services rendered but not yet billed.

	2006	2005

Audit Fees:
Consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements (including the audit of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the interim financial statements included in the Company’s Quarterly Reports (together, the “Financial Statements”) and for services normally provided in connection with statutory and regulatory filings or engagements	$880,032	$904,498
Other Fees:
Audit-Related Fees
Consists of fees billed for assurance and related services reasonably related to the performance of the annual audit or review of the Financial Statements (defined above)	0	0
Tax Fees
Consists of fees billed for tax compliance, tax advice and tax planning	99,236	21,365
All Other Fees
Consists of fees billed for other products and services not described above	1,500	1,500
Total Other Fees	100,736	22,865

Total All Fees	$980,768	$927,363

Vote Required

Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy and voting on the proposal, provided that the total votes cast in favor represents at least a majority of the quorum required for the meeting. While abstentions and broker non-votes are not counted as votes for or against this proposal, they may have the effect of preventing approval if fewer than half of the shares required to constitute a quorum vote in favor of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding Class A common stock as of December 1, 2006 (the “Reference Date”) by each of our directors and Named Executive Officers (defined below) and all of our current executive officers and directors as a group. No person or “group” of persons (as defined under Section 13(d)(3) of the Exchange Act) known by us beneficially owns 5% or more of the outstanding shares or voting power of our voting securities. The table is based upon information set forth in documents filed with the SEC and information supplied by our directors and officers. Unless otherwise indicated, each of the listed persons has sole voting and sole investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

	Shares	Stock Options
	Beneficially	Exercisable		Percent of
Name & Address of Beneficial Owner(1)	Owned	Within 60 days(2)	Total	Class(3)

Steven G. Austin, CPA	2,500	10,000	12,500	*
Eric K. Brandt(5)	231,225	—	231,225	*
Gregory P. Hanson, CMA(6)	6,688	149,370	156,058	*
Keith Katkin	2,500	30,625	33,125	*
Randall Kaye, M.D.(7)	16,250	9,376	25,626	*
Charles A. Mathews	4,375	15,000	19,375	*
David J. Mazzo, Ph.D.	1,000	3,126	4,126	*
Dennis G. Podlesak	1,000	3,646	4,646	*
Michael J. Puntoriero(8)	18,125	—	18,125	*
Jonathan T. Silverstein, J.D.(4)	1,706,317	7,188	1,713,505	4.63%
Jagadish Sircar, Ph.D.	12,625	57,532	70,157	*
Paul G. Thomas	—	3,646	3,646	*
Craig A. Wheeler	—	2,605	2,605	*
Scott M. Whitcup, M.D.	—	2,084	2,084	*
All directors and officers as a group (14 persons)	2,002,605	294,198	2,296,803	6.15%

*	Less than one percent.

(1)	Unless otherwise indicated, the address for all persons shown is c/o Avanir Pharmaceuticals, 101 Enterprise, Suite 300, Aliso Viejo, California 92656.

(2)	Represents shares of Class A common stock that can be acquired upon the exercise of stock options, warrants and other rights exercisable within 60 days from the Reference Date.

(3)	Based upon 37,033,190 shares of Class A common stock outstanding as of the close of business on the Reference Date. The percentage ownership and voting power for each person (or all directors and executive officers as a group), is calculated by assuming the exercise of all stock options exercisable within 60 days from the Reference Date held by such person and the non-exercise and non-conversion of all other outstanding warrants, options and convertible securities.

(4)	Based on a Form 4, as amended, filed by Jonathan T. Silverstein on June 8, 2006 and on information provided to the Company. Jonathan T. Silverstein is a partner of OrbiMed Capital II LLC and OrbiMed Advisors LLC. OrbiMed Capital II LLC is the General Partner of Caduceus Private Investments II, LP and Caduceus Private Investments II (QP), LP. OrbiMed Advisors LLC is a member of the Managing Member of UBS Juniper Crossover Fund, L.L.C. As of May 31, 2006, Caduceus Private Investments II, LP held 1,090,968 shares, Caduceus Private Investments II (QP), LP held 421,981 shares and UBS Juniper Crossover Fund, L.L.C. held 193,188 shares of Class A common stock. As a general partner of OrbiMed Capital II LLC and OrbiMed Advisors LLC, Mr. Silverstein may be deemed to have beneficial ownership of such shares; Mr. Silverstein disclaims beneficial ownership of such shares. Samuel D. Isaly, a natural person (“Isaly”), owns a controlling interest in OrbiMed Advisors LLC and OrbiMed Capital II LLC. Isaly owns, pursuant to the terms of the limited liability company agreement of each of OrbiMed Advisors LLC and OrbiMed Capital II LLC, a controlling interest in the outstanding limited liability company interests of such entity. As a result, Isaly, OrbiMed Advisors LLC and OrbiMed Capital II LLC share power to direct the vote and to direct the disposition of such shares.

(5)	Represents shares of restricted stock issued to Mr. Brandt pursuant to his employment agreement. Such shares are subject to a right of repurchase in favor of the Company that lapses over three years in accordance with the vesting schedule set forth in Mr. Brandt’s employment agreement.

(6)	Mr. Hanson resigned in December 2006.

(7)	Includes 1,750 shares of common stock owned by certain family members. Dr. Kaye disclaims beneficial ownership of these shares. Also includes 12,500 shares of restricted stock issued to Dr. Kaye pursuant to his employment agreement. Such shares are subject to a right of repurchase in favor of the Company that lapses over two years in accordance with the vesting schedule set forth in Dr. Kaye’s employment agreement.

(8)	Includes 10,000 shares of restricted stock issued to Mr. Puntoriero pursuant to his employment agreement. Such shares are subject to a right of repurchase in favor of the Company that lapses over four years in accordance with the vesting schedule set forth in Mr. Puntoriero’s employment agreement.

BOARD OF DIRECTORS AND COMMITTEES

During fiscal 2006, our Board of Directors met five times. Each director attended at least 75% of the meetings of the Board of Directors and meetings of the committees of which he was a member in our last fiscal year. During fiscal 2006, our Board of Directors had an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee and a Science Committee. All members of the Audit, Compensation and Corporate Governance committees are non-employee directors who are deemed independent.

All members of our Board of Directors attended the 2006 Annual Meeting of Shareholders. Although the Company has no formal policies regarding director attendance at annual meetings, it does expect all members of the Board of Directors will attend the 2007 Annual Meeting.

Board Committees

Audit Committee.  As of the record date, the Audit Committee was comprised of Mr. Austin (Chairman) and Messrs. Mathews, Podlesak and Wheeler. The Audit Committee selects the Company’s independent registered public accounting firm, approves their compensation, oversees and evaluates the performance of the independent registered public accounting firm, oversees the accounting and financial reporting policies and internal control systems of the Company, reviews the Company’s interim and annual financial statements, independent registered public accounting firm reports and management letters, and performs other duties, as specified in the Audit Committee Charter, a copy which is attached to this proxy statement as Annex A. The Audit Committee met five times in fiscal 2006. All members of the Audit Committee satisfy the current independence standards promulgated by NASDAQ and the SEC and the Board has determined that Mr. Austin is an “audit committee financial expert,” as the SEC has defined that term in Item 401 of Regulation S-K.

Compensation Committee.  As of the record date, the Compensation Committee was comprised of Mr. Thomas (Chairman), Dr. Mazzo and Messrs. Podlesak and Silverstein. The Compensation Committee determines compensation levels for the Company’s executive officers and directors, oversees administration of the Company’s equity compensation plans, and performs other duties regarding compensation for employees and consultants as the Board may delegate from time to time. The Compensation Committee met five times in fiscal 2006. A copy of the Compensation Committee charter is available on the Company’s website at www.avanir.com. All members of the Compensation Committee satisfy the current NASDAQ independence standards.

Corporate Governance Committee.  As of the record date, the Corporate Governance Committee was comprised of Mr. Mathews (Chairman), Mr. Austin, Mr. Wheeler and Dr. Whitcup. The Corporate Governance Committee oversees the Company’s Code of Conduct, develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Corporate Governance Committee met five times in fiscal 2006. A copy of the Corporate Governance Committee charter is available on our website at www.avanir.com. All members of the Corporate Governance Committee satisfy the current NASDAQ independence standards.

Executive Committee.  As of the record date, the Executive Committee was comprised of Mr. Brandt (Chairman), Dr. Mazzo and Messrs. Mathews, Silverstein and Thomas. Subject to certain exceptions, the Executive Committee is authorized to act on any matter that the Board may consider when the Board is not in session. The Executive Committee met three times in fiscal 2006.

Science Committee.  As of the record date, the Science Committee was comprised of Drs. Whitcup (Chairman) and Mazzo and Messrs. Brandt, Silverstein and Thomas. The Science Committee advises management and the Board on scientific matters relating to the Company’s drugs and drug candidates. The Science Committee met three times in fiscal 2006.

Corporate Governance

Governance Principles.  We believe that our Board of Directors and committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom, and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics may only be granted by the Board or the Corporate Governance Committee and will be publicly announced promptly in our SEC filings. In furthering our commitment to these principles, we invite you to review our Code of Business Conduct and Ethics and other corporate governance materials located on our website at www.avanir.com.  Additionally, the Board in 2006 conducted a self-evaluation of the effectiveness of the Board and individual directors. Through this self-evaluation process, we strive to continually improve our corporate governance structure and practices.

Director Independence.  We believe that the Company benefits from having a strong and independent Board of Directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director’s affiliations with the Company and members of management. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Mr. Brandt, are independent. Mr. Brandt was determined to lack independence due to his status as the Company’s President and Chief Executive Officer.

Shareholder Communications

Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (949) 389-6700. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Corporate Governance Committee, Avanir Pharmaceuticals, 101 Enterprise, Suite 300, Aliso Viejo, California 92656. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Non-Employee Director Compensation

A summary of the non-employee director compensation arrangements is set forth below. For purposes of this table, “Standing Committees” are all standing committees of the Board, but excluding the Audit Committee (i.e., Compensation Committee, Corporate Governance Committee, Executive Committee and Science Committee).

Retainer and
Meeting Fees

Annual Board and Committee Chairman Retainer Fees:
Chairman of the Board	$40,000
All other non-employee directors (excluding Chairman)	$25,000
Audit Committee Chairman	$6,000
Chairman of Standing Committees (excluding Audit)	$4,000

Board and Committee Meeting Attendance Fees:
Board Meeting	$1,500
Audit Committee Meeting — Committee Chairman	$2,000
Audit Committee Meeting — Other than Chairman	$1,500
Standing Committee Meeting (excluding Audit) — Committee Chairman	$1,250
Standing Committee Meeting (excluding Audit) — Other than Chairman	$750

Value of
Equity Award

Equity-based compensation:
Initial equity award to newly elected directors*	$200,000
Annual equity award to directors who have served at least 6 months**	$100,000

*	Represents a one-time option grant upon initial election to the board, with the value of the award to be determined pursuant to a Black-Scholes model (modified as appropriate by the Company consistent with FAS 123R). This option will vest and become exercisable over four years, subject to continued service during that time. Shares acquired upon exercise may not be sold or transferred until the director’s service terminates (subject only to certain limited exceptions).

**	Represents a grant of restricted stock or restricted stock units with three-year vesting, subject to continued service during that time. Award shares may not be sold or transferred until the director’s service terminates (subject only to certain limited exceptions). Award will be granted following each Annual Meeting of Shareholders.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and in attending continuing education seminars, to the extent that attendance is required by the Board or the committee(s) on which that director serves.

Summary Compensation Table

The following tables describe the compensation paid by the Company to our President and Chief Executive Officer and our four other most highly compensated executive officers for fiscal 2006 (collectively, the “Named Executive Officers”). Compensation information is provided for services rendered by the Named Executive Officers in all capacities for the last three fiscal years.

				Long-Term Compensation
	Annual Compensation			Securities	Restricted
Name and	Fiscal			Underlying	Stock	All Other
Principal Position	Year	Salary	Bonus †	Options (#)	Awards ($)	Compensation*

Eric K. Brandt(1)	2006	$500,803	$645,000	62,500	$—	$18,716
President and	2005	36,538	150,000	—	3,569,000	2,836
Chief Executive Officer	2004	—	—	—	—	—
Keith Katkin(2)	2006	272,648	109,762	7,500	—	33,173
Senior Vice President,	2005	81,500	20,250	75,000	—	—
Sales and Marketing	2004	—	—	—	—	—
Randall Kaye, M.D.(3)	2006	185,000	139,700	37,500	200,575	50,000
Vice President,	2005	—	—		—	—
Clinical & Medical Affairs	2004	—	—		—	—
Gregory P. Hanson(4)	2006	233,516	53,758	18,750	—	3,843
Former Vice President and	2005	223,871	32,000	12,500	—	4,287
Chief Accounting Officer	2004	212,787	35,000	2,500	—	2,592
Jagadish Sircar, Ph.D.	2006	231,435	66,557	18,750	—	3,989
Vice President,	2005	223,864	30,000	12,500	—	4,302
Drug Discovery	2004	213,068	35,000	7,500	—	2,613

†	Bonus amounts are determined and paid after the end of each fiscal year, but reflect individual and Company performance for the respective fiscal years reflected above.

*	“All Other Compensation” for the Named Executive Officers (excluding Mr. Brandt) consists of matching contributions made by the Company to each respective employee under the Company’s 401(k) Savings Plan. “All other compensation” for Mr. Katkin and Dr. Kaye also consists of $28,978 and $50,000, respectively, in relocation expenses and, for Mr. Brandt, consists of $18,716 paid to reimburse him for lodging expenses prior to the Company’s relocation to Orange County, California.

(1)	Mr. Brandt joined the Company in September 2005. Bonus amount for fiscal 2006 includes a one-time guaranteed bonus of $300,000 that was paid in February 2006 pursuant to his employment agreement and a bonus of $345,000 that was paid in the first quarter of fiscal 2007 based on performance in fiscal 2006.

(2)	Mr. Kaktin joined the Company in July 2005.

(3)	Dr. Kaye joined the Company in January 2006. Bonus amount for Dr. Kaye includes a one-time signing bonus of $50,000 paid in fiscal 2006.

(4)	Mr. Hanson resigned in December 2006.

Stock Option Grants in Fiscal 2006

Set forth below is a summary of all stock options granted in fiscal 2006 to the Named Executive Officers. The exercise price for each stock option equals the closing market price on the date of grant as reported on the principal exchange for the common stock. All options vest over four years, with one-quarter vesting on the first anniversary of the date of grant, and the remainder vesting ratably during the next three years on a quarterly basis. In certain circumstances, such as the dissolution, merger, or other reorganization of the Company, the vesting of these stock option awards may accelerate. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually over the term of the option, and that the option is exercised and sold on the last day of its term at the appreciated stock price. These calculations are based on Securities and Exchange Commission requirements and may not represent future stock prices.

					Potential Realizable
	Number of	Percent of Total			Value at Assumed
	Securities	Options			Annual Rates of
	Underlying	Granted to	Exercise		Appreciation
	Options	Employees in	Price(s)		for Option Terms
Name	Granted (#)	Fiscal Year	($/SH)	Expiration Date	5%	10%

Eric K. Brandt	62,500	9%	$15.54	2/13/2016	$610,814	$1,547,922
Keith Katkin	7,500	1%	$11.68	12/7/2015	55,091	139,612
Randall Kaye, M.D.	37,500	6%	$15.84	1/17/2016	373,563	946,683
Gregory P. Hanson	18,750	3%	$11.68	12/7/2015	137,728	349,030
Jagadish C. Sircar, Ph.D.	18,750	3%	$11.68	12/7/2015	137,728	349,030

Stock Option Exercises and Fiscal Year-End Option Values

Set forth is a summary of the stock option exercises by the Named Executive Officers in fiscal 2006 and the intrinsic value of all stock options held by the Named Executive Officers at the end of fiscal 2006, measured by the difference between $6.92 per share, which was the closing price for our Class A common stock as quoted on NASDAQ on the last trading day of fiscal 2006, and the exercise price for each outstanding option.

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In-the-Money Options at
	Acquired On	Value	Year End (#)		Fiscal Year-End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Eric K. Brandt	—	$—	—	62,500	$—	—
Keith Katkin	—	—	18,750	63,750	—	—
Randall Kaye, M.D.	—	—	—	37,500	—	—
Gregory P. Hanson	—	—	141,800	24,387	262,540	—
Jagadish C. Sircar, Ph.D.	5,000	23,000	49,404	25,246	49,478	—

Employment Contracts and Change-in-Control Arrangements

Employment Agreement with Eric Brandt

In August 2005, we entered into an employment agreement (the “Brandt Agreement”) with Eric Brandt, our President and Chief Executive Officer. The Brandt Agreement provides for at-will employment, with an initial annual base salary of $500,000. Upon the commencement of employment, Mr. Brandt was paid a signing bonus of $150,000. Mr. Brandt also received a one-time fixed bonus of $300,000 in February 2006, which was intended to compensate him for a lost bonus at a previous employer. Mr. Brandt is also entitled to receive an annual bonus commencing in October 2006 in a target amount equal to 60% of his base salary. In November 2006, Mr. Brandt was awarded this bonus for fiscal 2006, with one half of the payment to be deferred to the second quarter of fiscal 2007 for retention reasons. The actual amount of Mr. Brandt’s annual bonus awards will be determined by the Compensation Committee.

Pursuant to the Brandt Agreement, we also awarded Mr. Brandt 250,000 shares of restricted Class A common stock (the “Restricted Stock”), which vested with respect to one-third of the shares on the first anniversary of his employment with the Company and will continue to vest with respect to one-twelfth of the shares quarterly thereafter, so that the shares will be fully vested upon the third anniversary of Mr. Brandt’s employment with the Company. If Mr. Brandt’s employment terminates for “cause,” or without “good reason” (as such terms are defined in the Brandt Agreement), the Company may reacquire the unvested shares at a nominal purchase price ($0.001 per share).

Mr. Brandt is also eligible to receive an annual target stock option grant in February of each year (commencing in 2006) representing 62,500 shares of Class A common stock with an exercise price equal to the fair market value of the Class A common stock on the date of grant. These annual option grants will be subject to a four-year vesting schedule, with one-quarter of the underlying shares to vest on the first anniversary of the date of grant and then with respect to one-sixteenth of the underlying shares quarterly thereafter.

Mr. Brandt is entitled to participate in the Company’s existing employee benefit plans. The Company will also reimburse Mr. Brandt for the cost of certain life and disability insurance policies (grossed-up for applicable taxes) and the Company agreed to reimburse him for certain out-of-pocket costs relating to working at the Company’s offices in San Diego before the offices were relocated to Orange County, California.

If Mr. Brandt is terminated without cause, or if he resigns for good reason, then he will be entitled to severance pay in an amount equal to his annual base salary plus an amount equal to the greater of 60% of his annual base salary or his last annual bonus (the “Severance Payment”). Additionally, the Company’s right of repurchase on the Restricted Stock will automatically lapse and such shares will then be fully vested.

If Mr. Brandt’s employment is terminated in connection with a “change of control” (as defined), he will be entitled to receive severance payments with a value ranging between one and three times the value of the Severance Payment, with the actual value dependent on the imputed value of the Company in the change of control transaction. Based on the imputed value of the Company as of the record date, Mr. Brandt would have been eligible to receive a change of control severance benefit equal to one times the value of the Severance Payment. Additionally, following a change of control termination, the vesting of the Restricted Stock and all outstanding options will accelerate and they will become fully vested. In the event that Mr. Brandt is subject to taxation under Section 4999 of the Internal Revenue Code of 1986 or any comparable provisions of state law, the Company will gross-up the payment to Mr. Brandt.

Employment Agreement with Keith Katkin

In June 2005, we entered into an employment agreement (the “Katkin Agreement”) with Keith Katkin, our Senior Vice President, Sales and Marketing. The Katkin Agreement provides for at-will employment, with an initial annual base salary of $270,000. Mr. Katkin is entitled to receive an annual bonus in a target amount equal to 30% of his base salary, payable in October 2006 and annually thereafter. In November 2006, Mr. Katkin was awarded a bonus of $109,762, with one half of this payment to be deferred until the second quarter of fiscal 2007 for retention reasons. The actual amount of Mr. Katkin’s annual bonus awards will be determined by the Compensation Committee.

Mr. Katkin was awarded an option to purchase up to 75,000 shares of Class A common stock at an exercise price equal to the fair market value of the underlying shares on the date of grant (the “Katkin Initial Option”). The Katkin Initial Option has a ten-year term and will be subject to a four-year vesting schedule, vesting with respect to 25% of the underlying shares one year after the grant and the with respect to the remaining shares in 12 equal installments on a quarterly basis thereafter.

Mr. Katkin is eligible to receive an annual option grant (the “Katkin Annual Option”) with an exercise price equal to the fair market value of the underlying shares on the date of grant, subject to a four-year vesting schedule, vesting with respect to 25% of the underlying shares one year after the grant and vesting with respect to the remaining shares in 12 equal installments on a quarterly basis thereafter. Each Katkin Annual Option will be subject to the terms and conditions of the Company’s equity incentive plans. The size of the option grants shall be established by the Compensation Committee and may be larger or smaller than the target size, depending on the satisfaction of performance criteria (which may include Company overall performance criteria) established by the President and Chief Executive Officer or Compensation Committee of the Board.

Mr. Katkin is eligible to participate in Company benefit plans on the same basis and terms as are applicable to other Senior Vice Presidents of the Company. If Mr. Katkin is terminated without cause, or if he resigns for good reason, then, he will be entitled to accelerated vesting of his unvested stock option shares.

Employment Agreement with Randall Kaye

In December 2005, we entered into an employment agreement (the “Kaye Agreement”) with Randall Kaye, our Vice President of Clinical & Medical Affairs. The Kaye Agreement provides for at-will employment, with an initial annual base salary of $260,000. Under the Kaye Agreement, Dr. Kaye was awarded a one-time signing bonus of $50,000 and is entitled to receive an annual bonus in a target amount equal to 30% of his base salary. In November 2006, Dr. Kaye was awarded a bonus of $89,700, with one half of this payment to be deferred until the second quarter of fiscal 2007 for retention reasons. The actual amount of Dr. Kaye’s annual bonus awards will be determined by the Compensation Committee.

Pursuant to the Kaye Agreement, we also awarded Dr. Kaye 12,500 shares of Restricted Stock, which will vest in full on the second anniversary of his employment with the Company. Additionally, Dr. Kaye was awarded an option to purchase up to 37,500 shares of Class A common stock at an exercise price equal to the fair market value of the underlying shares on the date of grant (the “Kaye Initial Option”). The Kaye Initial Option has a ten-year term and will be subject to a four-year vesting schedule, vesting with respect to 25% of the underlying shares one year after the grant and the with respect to the remaining shares in 12 equal installments on a quarterly basis thereafter.

Dr. Kaye is eligible to participate in Company benefit plans on the same basis and terms as are applicable to other employees of the Company.

Employment Agreement with Michael Puntoriero

In May 2006, we entered into an employment agreement (the “Puntoriero Agreement”) with Michael Puntoriero, our Senior Vice President, Finance and Chief Financial Officer. The Puntoriero Agreement provides for at-will employment, with an initial annual base salary of $300,000. Upon the commencement of employment, Mr. Puntoriero was paid a signing bonus of $40,000. Mr. Puntoriero is also entitled to receive an annual bonus in a target amount equal to 35% of his base salary (pro rated for 2006). In November 2006, Mr. Puntoriero was awarded a bonus of $50,313 for fiscal 2006, with one half of this payment to be deferred until the second quarter of fiscal 2007 for retention reasons. The actual amount of Mr. Puntoriero’s annual bonus awards will be determined by the Compensation Committee.

Pursuant to the Puntoriero Agreement, we also awarded Mr. Puntoriero 10,000 shares of Restricted Stock, which vested with respect to one-third of the shares on the first anniversary of his employment with the Company and will continue to vest with respect to one-twelfth of the shares quarterly thereafter, so that the shares will be fully vested upon Mr. Puntoriero’s third anniversary of employment with the Company. If Mr. Puntoriero’s employment terminates for “cause,” or without “good reason” (as such terms are defined in the Puntoriero Agreement), the Company may reacquire the unvested shares at a nominal purchase price ($0.001 per share).

Additionally, Mr. Puntoriero was awarded an option to purchase up to 100,000 shares of Class A common stock at an exercise price equal to the fair market value of the underlying shares on the date of grant (the “Puntoriero Initial Option”). The Puntoriero Initial Option has a ten-year term and will be subject to a four-year vesting schedule, vesting with respect to 25% of the underlying shares one year after the grant and the with respect to the remaining shares in 12 equal installments on a quarterly basis thereafter.

Commencing in November 2006, Mr. Puntoriero will be eligible to receive an annual option grant (the “Puntoriero Annual Option”) with an exercise price equal to the fair market value of the underlying shares on the date of grant, subject to a four-year vesting schedule, vesting with respect to 25% of the underlying shares one year after the grant and vesting with respect to the remaining shares in 12 equal installments on a quarterly basis thereafter. Each Puntoriero Annual Option will be subject to the terms and conditions of the Company’s equity incentive plans. The size of the option grants shall be established by the Compensation Committee and may be larger or smaller than the target size, depending on the satisfaction of performance criteria (which may include Company overall performance criteria) established by the President and Chief Executive Officer or Compensation Committee of the Board.

Mr. Puntoriero is eligible to participate in Company benefit plans on the same basis and terms as are applicable to other Senior Vice Presidents of the Company and the Company will either provide Mr. Puntoriero with term life insurance in the amount of $2.5 million or reimburse him for the premium costs of such a policy.

If Mr. Puntoriero is terminated without cause, or if he resigns for good reason, then he will be entitled to (i) severance pay in an amount equal to nine months base salary and an amount equal to the greater of (x) 26.25% of the base salary or (y) 75% of the annual last bonus, if any, paid to Mr. Puntoriero, and (ii) accelerated vesting of the restricted stock granted to him under the Puntoriero Agreement.

Employment Agreement with Theresa Hope-Reese

In August 2006, we entered into an employment agreement (the “Hope-Reese Agreement”) with Theresa Hope-Reese, our Vice President of Human Resources. The Hope-Reese Agreement provides for at-will employment, with an initial annual base salary of $220,000. Ms. Hope-Reese is entitled to receive an annual discretionary bonus in a target amount equal to 30% of her then-current base salary (pro rated for 2006). In November 2006, Ms. Hope-Reese was awarded a bonus of $11,174, with one half of this payment to be deferred until the second quarter of fiscal 2007 for retention reasons. The actual amount of Ms. Hope-Reese’s annual bonus awards will be determined by the Compensation Committee.

Pursuant to the Hope-Reese Agreement, we also awarded Ms. Hope-Reese 6,000 shares of Restricted Stock, which will vest in full on the second anniversary of her employment with the Company. If Ms. Hope-Reese’s employment terminates for “cause,” or without “good reason” (as such terms are defined), the Company may reacquire the unvested shares at a nominal purchase price.

Additionally, Ms. Hope-Reese was awarded an option to purchase up to 40,000 shares of Class A common stock at an exercise price equal to the fair market value of the underlying shares on the date of grant (“Hope-Reese Initial Option”). The Hope-Reese Initial Option has a ten-year term and will be subject to a four-year vesting schedule, vesting with respect to 25% of the underlying shares one year after the commencement of employment and with respect to the remaining shares in 12 equal installments on a quarterly basis thereafter.

Ms. Hope-Reese will also be eligible to participate in Company benefit plans on the same basis and terms as are applicable to other executive employees of the Company.

If Ms. Hope-Reese is terminated without cause, or if she resigns for good reason, then she will be entitled to (i) severance pay in an amount equal to six months base salary and an amount equal to the greater of (x) 15% of her base salary or (y) 50% of the last annual bonus, if any, paid to Ms. Hope-Reese, and (ii) accelerated vesting of the Restricted Stock granted to her under the Hope-Reese Agreement.

Change of Control Agreements

In June 2006, we entered into Change of Control Agreements (the “Agreements”) with all of our executive officers, excluding Eric Brandt (the “Employees”). The Agreements provide certain severance benefits to each respective Employee if his or her employment is terminated following a “change of control” (as defined in the Agreements) of the Company. These severance benefits will be paid only if (i) the termination of employment occurs within 12 months following the change of control and (ii) the termination was without “cause” or was a “resignation for good reason” (as such terms are defined). If these conditions are met for a particular Employee, he or she will receive severance payments equal to either 12 or 24 months of base salary, plus an amount equal to the greater of (A) the aggregate bonus payment(s) received by such Employee in the Company’s preceding fiscal year or (B) the Employee’s then-current target bonus amount. Additionally, the vesting of outstanding equity awards will accelerate and the Employee will be entitled to up to 12 months of post-termination benefits continuation under COBRA.

Change-in-Control Provisions in Equity Plans

In March 2002, the Compensation Committee approved a revised form of stock option agreement for use with the Company’s 1998 and 2000 Stock Option Plan. This form of stock option agreement provides that all stock option awards granted under these plans after that time will become fully exercisable immediately upon a change in control of the Company.

Under the Company’s 2003 and 2005 Equity Incentive Plans, in any change in control transaction (e.g., the acquisition of the Company by way of merger) if the successor corporation does not assume outstanding awards or issue substitute awards, then the vesting of such awards will accelerate so that they are fully exercisable. The Compensation Committee may also, in its discretion, elect to accelerate the vesting of any or all outstanding awards even if the successor corporation will assume such awards or provide for substitute awards. The vesting of certain options granted to non-employee directors under the 2005 Equity Incentive Plan will automatically accelerate immediately prior to any change in control transaction. Additionally, the 2005 Equity Incentive Plan provides that if a successor corporation assumes outstanding awards (or issues replacement awards) and the award holder is terminated without cause within 12 months following the change in control, then the vesting of awards then held by that person will automatically accelerate. In the event of a proposed dissolution or liquidation of the Company, the Board may cause awards granted under the 2003 and 2005 Equity Incentive Plans to be fully vested and exercisable (but not after their expiration date) before the dissolution is completed, but contingent on its completion.

Compensation Committee, Interlocks and Insider Participation

The Company’s Compensation Committee currently consists of Mr. Thomas (Chairman), Dr. Mazzo and Messrs. Podlesak and Silverstein. No member of the Compensation Committee was, at any time during fiscal 2006, an officer or employee of the Company. There are no Compensation Committee interlocks between the Company and any other entities involving our executive officers and Board members who serve as executive officers or Board members of such entities.

Equity Compensation Plan Information

The following table sets forth certain information, as of September 30, 2006, regarding the Company’s 1994, 1998 and 2000 Stock Option Plans and 2003 and 2005 Equity Incentive Plans, as well as other stock options and warrants previously issued by the Company as compensation for services.

		Weighted-	Number of securities
		average exercise	remaining available For
		price of	future issuance under
	Number of securities to be	outstanding	equity compensation
	issued upon exercise of	options,	plans (excluding
	outstanding options,	warrants and	securities reflected in
Plan category	warrants and rights	rights	first column) *

Equity compensation plans approved by security holders	1,253,259	$10.45	335,692
Equity compensation plans not approved by security holders	414,541	9.35	343,813

Total	1,667,800	10.18	679,505

*	Excludes shares that may be added pursuant to the “evergreen” features under the 2003 Equity Incentive Plan and 2005 Equity Incentive Plan. In November 2006, the Board of Directors approved evergreen increases under the 2003 Plan and 2005 Plan totaling 1,528,474 and 317,084 shares of common stock, respectively.

Stock Performance Graph

The graph below compares the cumulative total shareholder return on our Class A common stock from September 30, 2001 to September 30, 2006, with the cumulative total return of the Russell 2000 Index and the Nasdaq Pharmaceutical Index over the same period. This comparison of five-year cumulative total returns assumes that $100 was invested in our Class A common stock and in each index on September 30, 2001. The total return for our Class A common stock and the indices used assumes the reinvestment of all dividends. No dividends were declared on our Class A common stock during this period.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG AVANIR PHARMACEUTICALS, RUSSELL 2000
AND THE NASDAQ PHARMACEUTICAL INDEX

Cumulative Total Return

	9/01	9/02	9/03	9/04	9/05	9/06
Avanir Pharmaceuticals	$100	$40	$54	$98	$107	$60
Nasdaq Pharmaceutical Index	$100	$67	$105	$107	$129	$128
Russell 2000 Index	$100	$91	$124	$147	$173	$191

REPORT OF COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for developing and reviewing compensation policies and practices applicable to the Company’s executive officers, including the criteria upon which executive compensation is determined and the components of compensation. The Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer compensation, and evaluates and tracks the Chief Executive Officer’s performance in light of these goals and objectives through the fiscal year. The Committee takes into consideration the Chief Executive Officer’s performance and his pay relative to other chief executives in the industry and fixes his compensation based on this evaluation. The Committee also determines the compensation levels for the other executive officers and oversees the administration of the Company’s stock option and equity incentive plans. The Committee regularly seeks the advice of independent consultants and counsel in carrying out its responsibilities.

Compensation Philosophy

Our philosophy in setting compensation policies for executive officers is intended to maximize shareholder value over time. The Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that increase shareholder value. In furtherance of this goal, the Committee adopted the following guidelines as a foundation for decisions that affect the levels of compensation:

•	provide a competitive total compensation package that enables the Company to attract and retain key executive talent;

•	align all pay programs with the Company’s annual goals and long-term business strategies and objectives; and

•	provide variable compensation opportunities that are directly linked to the performance of the officers and their impact on improving shareholder value.

The Committee has historically compensated executive officers with three compensation components: base salary, annual incentive bonus and equity-based incentives. The Committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options, restricted stock and other equity awards aligns the objectives of management with those of our shareholders with respect to long-term performance and success.

Fiscal 2006 Performance Assessment

In determining the total compensation for the Company’s executive officers, the Compensation Committee reviewed comparable compensation data for peer companies within the biotechnology industry and assessed the overall performance of the Company in the prior fiscal year, as well as the individual performance of each executive officer. Each of these considerations is discussed below, as well as the impact of the Company’s receipt of an approvable letter for its drug candidate Zenvia following the end of fiscal 2006.

Peer Assessment.  In fiscal 2006, the Compensation Committee engaged Radford Surveys + Consulting, a division of AON, as the Committee’s compensation consultants to conduct a comprehensive review of the Company’s compensation practices and to provide data on compensation levels and compensation practices at peer companies within the biotechnology industry. This study from Radford provided compensation data for base salaries, bonus awards and equity-based compensation from a group of companies deemed to be the Company’s peers within the biotechnology industry. In reviewing these data, the Compensation Committee sought to compensate executive officers at levels ranging from the 50th to the 75th percentile in the peer group, depending on the officer’s contributions in the prior fiscal year and anticipated contributions in future periods.

Overall and Individual Performance.  In assessing the Company’s overall performance in fiscal 2006, the Compensation Committee noted the Company’s achievements in acquiring Alamo Pharmaceuticals and re-launching FazaClo, developing a commercial sale force and strengthening its management team, improving the Company’s capital structure and the terms of capital raising activity and listing the Company’s common stock on the NASDAQ Global Market. The Compensation Committee also assessed the individual contributions of each executive officer and the relative success of each officer in meeting individual performance goals.

Receipt of Approvable Letter.  In addition to considering the compensation levels at peer companies and the individual and overall Company performance for fiscal 2006, the Compensation Committee also considered the impact of the Company’s receipt in October 2006 of an approvable letter from the FDA for the Company’s lead drug candidate, Zenvia. The approvable letter indicates that Zenvia may be approved, subject to the resolution of certain FDA concerns regarding the safety and efficacy of this drug candidate. Detailed information regarding the approvable letter and the Company’s development plans for Zenvia is contained in the Company’s annual report on Form 10-K for fiscal 2006 (the “Annual Report”), a copy of which is enclosed with this proxy statement. As discussed in the Annual Report, the receipt of the approvable letter will delay the planned launch of Zenvia and will likely require the Company to undertake additional clinical trials to satisfy the FDA’s concerns. Accordingly, the Compensation Committee considered the Company’s capital resources and projected needs, the performance of the

Company and individual officers in light of the approvable letter and the Company’s need to incentivize and retain key employees as the Company resolves the regulatory path forward for Zenvia.

Compensation Actions

Based on the Compensation Committee’s review of the considerations discussed above, the Committee recommended to the Board, and a majority of the independent directors approved, the following compensation actions for the Named Executive Officers:

Base Salary.  The Compensation Committee determined that because there were to be generally no increases in the scope of responsibilities for the Company’s executive officers for fiscal 2007, that no increases to base salary would be made at the end of fiscal 2006, including for the President and Chief Executive Officer. However, the Compensation Committee approved a 5% increase in the base salary for Dr. Kaye, who assumed oversight responsibility for the Company’s clinical affairs in November 2006 following the receipt of the approvable letter for Zenvia and the subsequent termination of the Company’s prior Vice President of Clinical Affairs. The Compensation Committee also approved a general company-wide 4% increase in base salaries for fiscal 2007 for employees other than the Company’s executive officers. Because Mr. Hanson was not a direct-report to the President and Chief Executive Officer, he was awarded this base salary increase.

Bonus Awards.  Based on the considerations discussed above, the Compensation Committee awarded the Named Executive Officers (excluding Mr. Brandt) bonuses for fiscal 2006 ranging in amounts from $109,000 to $11,000, with an average bonus amount of approximately $63,500. Mr. Brandt was awarded a bonus of $345,000, which is the target amount provided for in his employment agreement. In an effort to use these bonuses as a retention tool following the receipt of the approvable letter, the Compensation Committee directed that one-half of the bonuses would be paid in the first quarter of fiscal 2007 and the other half would be paid in two tranches in the second quarter of fiscal 2007.

Equity Awards.  Based on a review of the data contained in the Radford compensation study, the Compensation Committee developed benchmark values for different types of equity awards for the Named Executive Officers. In considering the type of awards that would be granted, the Compensation Committee considered the number of shares required for each type of award and potential shareholder dilution, the fact that the Named Executive Officers generally had no in-the-money options and thus little or no existing equity compensation to serve as an incentive for continued employment and the fact that the value of option awards may be artificially higher following the recent volatility in the Company’s stock price, due the nature of the Black-Scholes pricing model that would be used to determine option value.

In light of these considerations, the Compensation Committee elected to issue only restricted stock units and no stock options to the Named Executive Officers. The restricted stock units awarded to the Named Executive Officers (excluding Mr. Brandt) ranged from 57,600 to 17,400 shares of common stock, with an average award size of approximately 14,800 shares. Mr. Brandt was awarded a restricted stock unit representing 137,200 shares of common stock. These awards vest over four years, with one-quarter of the shares vesting on the first anniversary of the grant date and the remainder vesting thereafter over three years on a quarterly basis. By providing restricted stock units that vest over four years, the Compensation Committee felt that it would be providing an appropriate equity incentive for continued employment and maximization of shareholder value by way of increasing the Company’s common stock value.

December 29, 2006

Submitted by the Compensation Committee of the Board of Directors

Paul G. Thomas, Chairman
David Mazzo, Ph.D.
Dennis G. Podlesak
Jonathan T. Silverstein

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board of Directors, a copy of which is attached to this proxy statement as Annex A. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC.

Other than Mr. Austin, the Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2006. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under the standard of the Public Company Accounting Oversight Board (United States) and the Securities and Exchange Commission, including Statement on Auditing Standards No. 61 and S-X Rule 2-07. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Statement No. 1. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in their written disclosures required by the Independence Standards Board Statement No. 1.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

December 29, 2006

Submitted by the Audit Committee of
the Board of Directors

Stephen G. Austin CPA, Chairman
Charles A. Mathews
Dennis G. Podlesak
Craig A. Wheeler

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports furnished to the Company, reports required to be filed by our executive officers, directors and greater-than-10% shareholders were timely filed, other than: (i) a report on Form 4 filed by Mr. Brandt relating to the surrender to the Company of shares of common stock in satisfaction of tax withholdings for the vesting of restricted stock and (ii) a report on Form 4 filed by Mr. Silverstein and Orbimed Advisors LLC reporting the distribution of shares to certain Orbimed investors.

OTHER BUSINESS

We know of no other matters to be submitted to a vote of shareholders at the annual meeting. If any other matter is properly brought before the annual meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate or to submit a proposal for other business to be acted upon at the annual meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our bylaws.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in next year’s annual meeting proxy materials must be received by the Secretary of the Company no later than August 31, 2007 (the “Proxy Deadline”). The form and substance of these proposals must satisfy the requirements established by the Company’s bylaws and the SEC.

Additionally, shareholders who intend to present a shareholder proposal at the 2008 annual meeting must provide the Secretary of the Company with written notice of the proposal between 90 and 120 days prior to the date of the annual meeting, provided, however, that if the 2008 annual meeting date is more than 30 days before or after the anniversary date of the 2007 annual meeting, then shareholders must provide notice within time periods specified in our bylaws. Notice must be tendered in the proper form prescribed by our bylaws. Proposals not meeting the requirements set forth in our bylaws will not be entertained at the meeting.

Additionally, any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with a completed and signed biographical questionnaire on or before the Proxy Deadline. Shareholders can obtain a copy of this questionnaire from the Secretary of the Company upon written request. The Corporate Governance Committee is not required to consider director candidates received after this date, or without the required questionnaire. The Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual meeting.

ANNUAL REPORT

Our annual report to shareholders for the fiscal year ended September 30, 2006, including audited financial statements, accompanies this proxy statement. Copies of our Annual Report on Form 10-K for fiscal 2006 and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of these materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact the Company’s investor relations department at 101 Enterprise, Suite 300, Aliso Viejo California 92656 or by telephone at (949) 389-6700. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage firm or bank.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN
THE ENCLOSED PROXY.

ANNEX A

AVANIR PHARMACEUTICALS
AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

(adopted on May 4, 2006)

Avanir Pharmaceuticals maintains a committee of the Board of Directors known as the Audit Committee, which is composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as committee members. The committee members must meet the Audit Committee’s membership requirements, follow its statement of policy, and shall have the authorities and responsibilities as described below:

Organization and Membership Requirements

The Audit Committee shall be composed of three or more directors, as determined by the Board, each of whom shall be “independent,” as that term is defined in Section 10A(m) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the Rules and Regulations (the “Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Exchange Act, and shall meet the independence and financial literacy requirements of the principal exchange or quotation service on which the Company’s securities are listed. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including, but not limited to, being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities.

Statement of Policy

The Audit Committee reports to the Board of Directors and shall provide assistance to the Board of Directors in fulfilling the Board’s responsibility to the shareholders, potential shareholders, business partners, suppliers, service providers, and investment community relating to the corporate accounting, reporting practices, and the quality and integrity of the financial reports of the Company. In so doing, the Audit Committee shall have the responsibility to oversee the accounting and financial reporting processes of the Company and audits of its financial statements and to maintain free and open communication among the directors, the independent auditors, outside general counsel, and the financial management of the Company. Notwithstanding the foregoing, the Audit Committee is not responsible for planning or conducting audits, or determining whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.

Authority and Responsibilities

In carrying out its responsibilities, the Audit Committee will:

•	Appoint and provide for the compensation of a “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the Company’s independent auditor, oversee the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting), evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the Board and Audit Committee, as representatives of the Company’s shareholders.

•	Request and evaluate a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company that could bear on their independence as required by the Independence Standards Board Statement No. 1, discuss such report with the auditor, oversee the independence of the auditors and, if so determined by the Audit Committee, take appropriate action to address issues raised by such evaluation.

•	Discuss with the independent auditor the matters required to be discussed by SAS 61, as may be modified or supplemented.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit including any comments or recommendations of the independent auditors.

•	Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, including any management letter issued by the independent auditor and any responses thereto, and elicit and make recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Instruct the auditor to report to the Audit Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of use of such alternative disclosures and treatments and the treatment preferred by the auditors, and other material written communication between the auditors and management.

•	Review the annual report on Form 10-K and quarterly reports on Form 10-Q and press releases on earnings with management and the independent auditors to determine that management and the independent auditors are satisfied with the disclosure and content of the financial statements, management’s discussion and analysis of the Company’s financial condition and results of operations, and other related text to be filed with the Securities and Exchange Commission and presented to the shareholders and public. Any changes in accounting principles should also be reviewed.

•	Meet annually with management and the independent auditor to discuss:

•	the audited annual financial statements and the report of the independent auditor thereon, to discuss significant issues encountered in the course of the audit work, including: restrictions on the scope of activities, access to required information, the adequacy of the disclosure of any off-balance sheet transactions, arrangements and obligations and relationships identified in reports filed with the SEC, and the appropriateness of the presentation of any pro forma financial information included in any report filed with the SEC; and

•	the attestation and report of the independent auditor on the Company’s assessment of the effectiveness of its internal control structure and procedures for financial reporting.

•	Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the content of the independent auditor’s letter to Company management, the independent auditors’ evaluation of the Company’s financial and accounting personnel, and the cooperation that the independent auditors received during the course of the audit.

•	Review significant changes to the Company’s accounting principles and practices proposed by the independent auditor, the internal auditor (if any) or management.

•	Review accounting and financial personnel and succession planning within the department.

•	Annually review the Company’s expense reimbursement policies and practices used by the officers and directors.

•	Review management’s compliance with all investment policies that may be adopted by the Board of Directors from time to time.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Directors.

•	Investigate any matter brought to the Audit Committee’s attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•	Review the Audit Committee Charter annually and update as necessary, giving consideration to additional responsibilities that may be recommended or imposed from time-to-time by the principal exchange or quotation service on which the Company’s securities are listed, the AICPA, the PCAOB and the SEC, through listing and reporting requirements for companies and auditing requirements for auditors.

•	At least annually, evaluate the performance of the Committee.

•	Prepare the Audit Committee report required by the Regulations to be included in the Company’s annual proxy statement.

•	Include in the proxy materials that are distributed to the shareholders in preparation for the annual shareholders’ meeting a statement indicating whether the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements should be included in the annual report on Form 10-K for the fiscal year then ended.

•	Establish and maintain a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Approve, in advance of their performance, all professional services to be provided to the Company by its independent auditor, provided that the Audit Committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit Committee may delegate to a designated member or members of the Audit Committee the authority to approve such services so long as any such approvals are disclosed to the full Audit Committee as its next scheduled meeting.

* * *

AVANIR PHARMACEUTICALS
101 Enterprise, Suite 300
Aliso Viejo, California 92656
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Eric K. Brandt and Michael J. Puntoriero, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Avanir Pharmaceuticals to be held at the Hilton Irvine / Orange County Airport, located at 18800 MacArthur Boulevard, Irvine, California on Thursday, February 1, 2007, at 9:00 a.m. local time, and at any adjournments thereof, and to vote as designated.
This proxy, when properly executed, will be voted in the manner you direct. If no direction is made, your proxy will be voted FOR the proposals and nominees described in the enclosed proxy statement and in the discretion of the proxy holders on all other matters that may come before the meeting.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.
YOUR VOTE IS IMPORTANT! PLEASE VOTE.
(Continued and to be signed on the reverse side)

Proposal 1   Elect Directors to Class III

¡	For All Nominees	¡ Withhold Authority	¡	For All Except
		For All Nominees		(see instructions below)

Class III Nominees:		David J. Mazzo, Ph.D.
Craig A. Wheeler
Scott M. Whitcup, M.D.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) for which you wish to withhold authority below.
Proposal 2   Ratify Deloitte & Touche LLP as independent registered public accounting firm

¡ Vote For	¡ Vote Against	¡ Abstain
and to vote on such other business as may properly come before the meeting

Date:

Signature	of Shareholder(s)	Signature of Shareholder(s)
This proxy must be signed exactly as the name appears herein. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
THANK YOU FOR VOTING